Exhibit 10.13

FIRST AMENDMENT TO THE MANAGEMENT FEE WAIVER AGREEMENT

THIS AMENDMENT to the MANAGEMENT FEE WAIVER AGREEMENT (the “Agreement”) is entered into as of January 1, 2025 (this “Amendment”), between AUDAX CREDIT BDC INC., a Delaware corporation (the “Company”), and AUDAX MANAGEMENT COMPANY (NY), LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser is the investment adviser to the Company pursuant to the terms of the Investment Advisory Agreement between the Adviser and the Company dated as of June 16, 2015 (the “Advisory Agreement”);

WHEREAS, the Adviser has agreed to waive a portion of the Base Management Fee and Incentive Fee (each as defined in the Advisory Agreement) to which the Adviser is entitled under the Advisory Agreement; and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Company and Adviser wish to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENT. Effective as of the date of this Amendment:

1.
Section 4 of the Agreement shall be replaced in its entirety with the following:

Additional Waivers of Incentive Fees.

(a) Without limitation on the foregoing, the Adviser hereby waives the right to receive Incentive Fees to the extent necessary so that the Adviser does not receive Incentive Fees which are attributable to income and capital gains of the Company that exceed an annualized rate of 12% in any calendar quarter.

(b) Without limitation on the foregoing, the Adviser hereby waives the right to receive Incentive Fees to the extent necessary so as not to receive any Incentive Fee that would result in the payment of expenses by the Company pursuant to the Advisory Agreement exceeding 1.4% per annum of the Company’s assets as of the last day of the most recently ended fiscal year (the “Partial Expense Cap”); provided, however, if the Adviser is not entitled to Incentive Fees during such fiscal year or such Incentive Fees are fully waived during such fiscal year, the Company shall remain liable for expenses payable by the Company pursuant to Section 2 of the Advisory Agreement, notwithstanding the Partial Expense Cap. The following expenses of the Company will not be subject to the Partial Expense Cap:

•
litigation costs payable by the Company, including indemnification expenses payable pursuant to Section 8 of the Advisory Agreement;
•
other extraordinary expenses incurred by the Company; and
•
cost payable by the Company in connection with its incurrence of leverage.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the internal laws of the State of New York.

4. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as an agreement under seal as of the date first above written.

AUDAX CREDIT BDC INC.

By:	/s/ Michael McGonigle
Name:	Michael McGonigle
Title:	Authorized Signatory

AUDAX MANAGEMENT COMPANY (NY), LLC

By:	/s/ Daniel Weintraub
Name:	Daniel Weintraub
Title:	Authorized Signatory